Exhibit 99.1

Contact:	Karen Fugate
Investor Relations
940-297-3877

Sally Beauty Holdings, Inc. Delivers Strong Results in the First Quarter

•                  Consolidated net sales of $793.6 million, up 12.6%

•                  Growth in same store sales of 6.8% compared to 3.8% in 1Q10

•                  Operating margin expansion of 160 bps to reach 11.6%

•                  1Q11 net earnings of $41 million; up 57% vs. 1Q10 GAAP net earnings and up 66% vs. 1Q10 adjusted net earnings (1)

•                  1Q11 diluted earnings per share of $0.22

•                  Adjusted EBITDA of $114.3 million, growth of 30.8%

DENTON, Texas, February 3, 2011 — Sally Beauty Holdings, Inc. (NYSE: SBH) (the “Company”) today announced strong financial results for fiscal 2011 first quarter.  The Company will hold a conference call today at 10:00 a.m. (Central) to discuss these results and its business.

“Fiscal year 2011 is off to a great start with strong performance in the first quarter from each of our business segments” stated Gary Winterhalter, President and Chief Executive Officer. “We delivered double-digit sales growth of 13% with same store sales up 6.8% and gross profit margin expansion of 50 basis points.   We achieved SG&A leverage in the quarter which contributed to our 57% net earnings growth.  I believe Sally Beauty Holdings is in a strong position to execute on our strategic objectives and deliver another year of strong financial performance.”

FISCAL 2011 FIRST QUARTER FINANCIAL HIGHLIGHTS

Net Sales:  For the fiscal 2011 first quarter, consolidated net sales were $793.6 million, an increase of 12.6% from the fiscal 2010 first quarter.  This fiscal 2011 first quarter sales increase is attributed to same store sales growth, acquisitions and the addition of new stores.  The unfavorable impact from changes in foreign currency exchange rates in the fiscal 2011 first quarter was $2.0 million or 0.3% of sales on a consolidated basis.  Consolidated same store sales growth in the fiscal 2011 first quarter was 6.8%.

Gross Profit:  Consolidated gross profit for the fiscal 2011 first quarter was $379.4 million, an increase of 13.9% over gross profit of $333.2 million for the fiscal 2010 first quarter.  Gross profit as a percentage of sales was 47.8%, a 50 basis point improvement from the fiscal 2010 first quarter.

(1)          Interest rate swap agreements, with a notional amount of $350 million, expired on November 24, 2009 and did not qualify for hedge accounting treatment.  The Company accounted for these interest rate swap transactions on a marked-to-market basis, whereby changes in the fair value increased or decreased interest expense. The Company reported changes in fair value as an adjustment to net earnings and earnings per share, both non-GAAP measures.

Selling, General and Administrative Expenses:  For the fiscal 2011 first quarter, consolidated selling, general and administrative (SG&A) expenses, including unallocated corporate expenses and share-based compensation, were $272.9 million, or 34.4% of sales, a 120 basis point improvement from the fiscal 2010 first quarter metric of 35.6% of sales and total SG&A expenses of $250.8 million.  Fiscal 2011 first quarter SG&A expenses increased $22.1 million primarily due to expenses associated with acquisitions and the opening of new stores such as rent, occupancy, and payroll expenses.

Note: SG&A expenses include unallocated corporate expenses, as detailed in the Company’s segment information on Schedule B.

Interest Expense: Interest expense for the fiscal 2011 first quarter was $29.5 million, up $1.0 million from the fiscal 2010 first quarter of $28.5 million.  The increase in interest expense was primarily attributable to non-cash income of $2.4 million of marked-to-market adjustments for certain interest rate swaps in the fiscal 2010 first quarter and unamortized deferred financing costs of approximately $1.6 million expensed in connection with our November 2010 termination of our previous ABL.

Provision for Income Taxes:  Income taxes were $21.9 million for the fiscal 2011 first quarter versus $15.9 million in the fiscal 2010 first quarter.  The Company’s effective tax rate in the fiscal 2011 first quarter was 34.8% versus 37.9% in the fiscal 2010 first quarter.  In fiscal year 2011, the Company’s effective tax rate is expected to be approximately 38.0%.

Net Earnings and Diluted Net Earnings Per Share (EPS) (2):  Net earnings in the fiscal 2011 first quarter were $40.9 million; growth of 56.7% over GAAP net earnings of $26.1 million in the fiscal 2010 first quarter and growth of 65.9% over adjusted net earnings of $24.7 million in the fiscal 2010 first quarter.  Diluted earnings per share in the fiscal 2011 first quarter were $0.22; growth of 57.1% over GAAP diluted earnings per share of $0.14 and growth of 69.2% over adjusted diluted earnings per share of $0.13 in the fiscal 2010 first quarter.

Adjusted (Non-GAAP) EBITDA(2): Adjusted EBITDA for the fiscal 2011 first quarter was $114.3 million an increase of 30.8% from $87.4 million for the fiscal 2010 first quarter.

(2)A detailed table reconciling 2011 and 2010 GAAP net earnings to adjusted net earnings, adjusted EPS and adjusted EBITDA is included in Supplemental Schedule C.

Financial Position, Capital Expenditures and Working Capital:  Cash and cash equivalents as of December 31, 2010, were $38.4 million.  The Company’s asset-based loan (ABL) revolving credit facility began the 2011 first quarter with a zero balance and ended the fiscal 2011 first quarter with a $43.2 million balance.  The outstanding ABL balance is primarily from borrowings for the acquisition of Aerial Beauty Supply on October 1, 2010.  Borrowing capacity on the ABL facility was approximately $290.4 million at the end of the fiscal 2011 first quarter.  The Company’s debt, excluding capital leases, totaled $1.6 billion as of December 31, 2010.

For the fiscal 2011 first quarter, the Company’s capital expenditures totaled $15.2 million.  Capital expenditures for the fiscal year 2011 are projected to be in the range of $50 million to $55 million, excluding acquisitions.

Working capital (current assets less current liabilities) decreased $16.0 million to $371.1 million at December 31, 2010 compared to $387.1 million at September 30, 2010. The ratio of current assets to current liabilities was 1.85 to 1.00 at December 31, 2010 compared to 1.95 to 1.00 at September 30, 2010.

Inventory as of December 31, 2010 was $632.0 million, an increase of $52.8 million or growth of 9.1% from December 31, 2009 inventory.  This increase is primarily due to sales growth from existing stores, and additional inventory from new store openings and acquisitions.

In November 2010, Sally Holdings entered into a new agreement with lenders to replace its ABL facility with a new $400 million, 5-year credit facility (the “new ABL facility”). The new ABL facility contains restrictions and limitations similar to those contained in the prior ABL facility and, similar to the prior ABL facility, borrowings under the new ABL facility are secured by substantially all of our domestic assets. The terms of the new ABL facility include interest rates at Prime plus 1.25% to 1.75% or LIBOR plus 2.25% to 2.75% and a commitment fee of 0.50% on the unused portion of the facility.

Business Segment Results:

Sally Beauty Supply

Fiscal 2011 First Quarter Results for Sally Beauty Supply

•                  Sales of $481.0 million, up 9.7% from $438.3 million in the fiscal 2010 first quarter.  The negative impact of unfavorable foreign currency exchange on net sales was $3.2 million, or 0.7% of sales.

•                  Same store sales growth of 6.4% versus 3.7% in the fiscal 2010 first quarter.

•                  Gross margin of 53.2%, a 70 basis point improvement from 52.5% in the fiscal 2010 first quarter.

•                  Segment earnings of $83.6 million, up 17.5% from $71.1 million in the fiscal 2010 first quarter.

•                  Segment operating margins increased 120 basis points to 17.4% of sales from 16.2% in the fiscal 2010 first quarter.

•                  Net store base increased by 29 over the fiscal 2010 fourth quarter for total store count of 3,061. This increase is principally from organic store growth.

Sales growth in the fiscal 2011 first quarter was driven by same store sales, acquisitions and new store openings; growth was partially offset by unfavorable foreign currency exchange.  Gross profit margin expansion of 70 basis points resulted from a shift in product and customer mix and low-cost sourcing initiatives.  Segment operating earnings and margin were positively impacted by improvement in gross profit and SG&A leverage in the International businesses.

Beauty Systems Group

Fiscal 2011 First Quarter Results for Beauty Systems Group

•                  Sales of $312.6 million, up 17.3% from $266.5 million in the fiscal 2010 first quarter.  The positive impact of favorable foreign currency exchange on net sales was $1.1 million, or 0.4% of sales.  Growth from acquisition-related revenue was 10.5%.

•                  Same store sales growth of 7.8% versus 4.3% in the fiscal 2010 first quarter.

•                  Gross margin of 39.5%, up 90 basis points from 38.6% in the fiscal 2010 first quarter.

•                  Segment earnings of $35.1 million, up 37.3% from $25.6 million in the fiscal 2010 first quarter.

•                  Segment operating margins increased by 160 basis points to 11.2% of sales from 9.6% in the fiscal 2010 first quarter.

•                  Net store base increased by 90 stores or 8.8% over the fiscal 2010 fourth quarter.  Total store count for the fiscal 2011 first quarter was 1,117, including 158 franchised locations and 82 company owned stores acquired through the acquisition of Aerial Company, Inc. on October 1, 2010.

•                  Total BSG distributor sales consultants at the end of the fiscal 2011 first quarter were 1,141 versus 1,051 at the end of the fiscal 2010 fourth quarter and includes approximately 70 distributor sales consultants from the acquisition of Aerial Company, Inc.

Sales growth for the Beauty Systems Group was primarily driven by growth in same store sales, acquisitions and new store openings.  Segment earnings growth is primarily due to improvement in gross profit, cost reductions, and synergies realized from prior acquisitions.

On October 1, 2010 BSG acquired Aerial Company, Inc. (“Aerial”), based in Marinette, Wisconsin.  Aerial is a leading distributor of professional beauty supplies operating a network of 82 stores and approximately 70 distributor sales consultants covering the upper Midwest region of the U.S.  This acquisition directly supports BSG’s strategy of extending distribution reach in important geographic regions.

Conference Call and Where You Can Find Additional Information

As previously announced, at approximately 10:00 a.m. (Central) today the Company will hold a conference call and audio webcast to discuss its financial results and its business.  During the conference call, the Company may discuss and answer one or more questions concerning business and financial matters and trends affecting the Company.  The Company’s responses to these questions, as well as other matters discussed during the conference call, may contain or constitute material information that has not been previously disclosed.  Simultaneous to the conference call, an audio webcast of the call will be available via a link on the Company’s website, investor.sallybeautyholdings.com.  The conference call can be accessed by dialing 800-288-8975 (International:  612-332-0335).  The teleconference will be held in a “listen-only” mode for all participants other than the Company’s current sell-side and buy-side investment professionals.  If you are unable to listen in this conference call, the replay will be available at about 12:00 p.m. (Central) February 3, 2011 through February 12, 2011 by dialing 1-800-475-6701 or if international dial 320-365-3844 and reference the conference ID number 189419.  Also, a website replay will be available on investor.sallybeautyholdings.com

About Sally Beauty Holdings, Inc.

Sally Beauty Holdings, Inc. (NYSE: SBH) is an international specialty retailer and distributor of professional beauty supplies with revenues of more than $2.9 billion annually.  Through the Sally Beauty Supply and Beauty Systems Group businesses, the Company sells and distributes through over 4,000 stores, including approximately 200 franchised units, throughout the United States, the United Kingdom, Belgium, Chile, France, Canada, Puerto Rico, Mexico, Ireland, Spain and Germany.  Sally Beauty Supply stores offer more than 6,000 products for hair, skin, and nails through professional lines such as Clairol, L’Oreal, Wella and Conair, as well as an extensive selection of proprietary merchandise. Beauty Systems Group stores, branded as CosmoProf or Armstrong McCall stores, along with its outside sales consultants, sell up to 9,800 professionally branded products including Paul Mitchell, Wella, Sebastian, Goldwell, and TIGI which are targeted exclusively for professional and salon use and resale to their customers.  For more information about Sally Beauty Holdings, Inc., please visit sallybeauty.com.

Cautionary Notice Regarding Forward-Looking Statements

Statements in this news release and the schedules hereto which are not purely historical facts or which depend upon future events may be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “project,” “target,” “can,” “could,” “may,” “should,” “will,” “would,” or similar expressions may also identify such forward-looking statements.

Readers are cautioned not to place undue reliance on forward-looking statements as such statements speak only as of the date they were made.  Any forward-looking statements involve risks and uncertainties that could cause actual events or results to differ materially from the events or results described in the forward-looking statements, including, but not limited to, risks and uncertainties related to: the highly competitive nature of, and the increasing consolidation of, the beauty products distribution industry; anticipating changes in consumer preferences and buying trends and managing our product lines and inventory; potential fluctuation in our same store sales and quarterly financial performance; our dependence upon manufacturers who may be unwilling or unable to continue to supply products to us; the possibility of material interruptions in the supply of beauty supply products by our manufacturers; products sold by us being found to be defective in labeling or content; compliance with laws and regulations or becoming subject to additional or more stringent laws and regulations; product diversion; the operational and financial performance of our franchise business; the success of our Internet-based business; successfully identifying acquisition candidates or successfully completing desirable acquisitions; integrating businesses acquired in the future; opening and operating new stores profitably; the impact of a continued downturn in the economy upon our business; the success of our cost control plans; protecting our intellectual property rights, specifically our trademarks; conducting business outside the United States; disruption in our information technology systems; natural disasters or acts of terrorism; the preparedness of our accounting and other management systems to meet financial reporting and other requirements; being a holding company, with no operations of our own, and depending on our subsidiaries for cash; our substantial indebtedness; the possibility that we may incur substantial additional debt; restrictions and limitations in the agreements and instruments governing our debt; generating the significant amount of cash needed to service all of our debt and refinancing all or a portion of our indebtedness or obtaining additional financing; changes in interest rates increasing the cost of servicing our debt; the potential impact on us if the financial institutions we deal with become impaired; the representativeness of our historical consolidated financial information with respect to our future financial position, results of operations or cash flows; our reliance upon Alberto-Culver for the accuracy of certain historical services and information; the share distribution of Alberto-Culver common stock in our separation from Alberto-Culver not constituting a tax-free distribution; actions taken by certain large shareholders adversely affecting the tax-free nature of the share distribution of Alberto-Culver common stock; the voting power of our largest stockholder discouraging third party acquisitions of us at a premium; and the interests of our largest stockholder differing from the interests of other holders of our common stock.

Additional factors that could cause actual events or results to differ materially from the events or results described in the forward-looking statements can be found in our most recent Annual Report on Form 10-K for the year ended September 30, 2010, as filed with the Securities and Exchange Commission.  Consequently, all forward-looking statements in this release are qualified by the factors, risks and uncertainties contained therein.  We assume no obligation to publicly update or revise any forward-looking statements.

Note Concerning Non-GAAP Measurement Tools

We have provided detailed explanations of our non-GAAP financial measures in our Form 8-K filed this morning, which is available on our website.

Supplemental Schedules

Consolidated Statement of Earnings	A
Segment Information	B
Non-GAAP Financial Measures Reconciliations	C
Store Count and Same Store Sales	D
Selected Financial Data and Debt	E

Supplemental Schedule A

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES

Consolidated Statements of Earnings

(In thousands, except per share data)

(Unaudited)

	Three Months Ended
	December 31,
	2010	2009	% CHG

Net sales	$793,564	$704,851	12.6%
Cost of products sold and distribution expenses	414,173	371,637	11.4%
Gross profit	379,391	333,214	13.9%
Selling, general and administrative expenses (1)	272,908	250,771	8.8%
Depreciation and amortization	14,111	11,889	18.7%

Operating earnings	92,372	70,554	30.9%
Interest expense (2)	29,523	28,480	3.7%
Earnings before provision for income taxes	62,849	42,074	49.4%
Provision for income taxes	21,900	15,948	37.3%
Net earnings	$40,949	$26,126	56.7%

Net earnings per share:
Basic	$0.22	$0.14	57.1%
Diluted	$0.22	$0.14	57.1%

Weighted average shares:
Basic	182,462	181,889
Diluted	187,201	183,841

			Basis Pt Chg

Comparison as a % of Net sales
Sally Beauty Supply Segment Gross Profit Margin	53.2%	52.5%	70
BSG Segment Gross Profit Margin	39.5%	38.6%	90
Consolidated Gross Profit Margin	47.8%	47.3%	50
Selling, general and administrative expenses	34.4%	35.6%	(120)
Consolidated Operating Profit Margin	11.6%	10.0%	160
Net Earnings Margin	5.2%	3.7%	150

Effective Tax Rate	34.8%	37.9%	(310)

(1)   Selling, general and administrative expenses include share-based compensation of $7.8 million and $5.0 million for the three months ended December 31, 2010 and 2009, respectively.

(2)   Interest expense includes non-cash income of $2.4 million of marked-to-market adjustments for certain interest rate swaps for the three months ended December 31, 2009.

Supplemental Schedule B

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES

Segment Information

(In thousands)

(Unaudited)

	Three Months Ended
	December 31,
	2010	2009	% CHG
Net sales:
Sally Beauty Supply	$481,006	$438,315	9.7%
Beauty Systems Group	312,558	266,536	17.3%
Total net sales	$793,564	$704,851	12.6%

Operating earnings:
Sally Beauty Supply	$83,551	$71,106	17.5%
Beauty Systems Group	35,142	25,597	37.3%
Segment operating earnings	$118,693	$96,703	22.7%

Unallocated corporate expenses (1)	(18,483)	(21,161)	-12.7%
Share-based compensation	(7,838)	(4,988)	57.1%
Interest expense	(29,523)	(28,480)	3.7%
Earnings before provision for income taxes	$62,849	$42,074	49.4%

			Basis Pt Chg
Segment operating profit margin:
Sally Beauty Supply	17.4%	16.2%	120
Beauty Systems Group	11.2%	9.6%	160
Consolidated operating profit margin	11.6%	10.0%	160

(1)          Unallocated expenses consist of corporate and shared costs.

Supplemental Schedule C

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES

Non-GAAP Financial Measures Reconciliations

(In thousands, except per share data)

(Unaudited)

	Three Months Ended
	December 31,
	2010	2009	% CHG
Adjusted EBITDA:
Net earnings (per GAAP)	$40,949	$26,126	56.7%
Add:
Depreciation and amortization	14,111	11,889	18.7%
Share-based compensation (1)	7,838	4,988	57.1%
Interest expense (2)	29,523	28,480	3.7%
Provision for income taxes	21,900	15,948	37.3%
Adjusted EBITDA (Non-GAAP)	$114,321	$87,431	30.8%

Net earnings (per GAAP)	$40,949	$26,126
Add (Less):
Marked-to-market adjustment for certain interest rate swaps (3)	—	(2,356)	-100.0%
Tax provisions for the marked-to-market adjustment (4)	—	919	-100.0%
Adjusted net earnings, excluding the interest rate swaps (Non-GAAP)	$40,949	$24,689	65.9%

Adjusted net earnings per share (Non-GAAP):
Basic	$0.22	$0.14	57.1%
Diluted	$0.22	$0.13	69.2%

Weighted average shares:
Basic	182,462	181,889
Diluted	187,201	183,841

(1)          Share-based compensation for the three months ended December 31, 2010 and 2009 includes $5.0 million and $2.5 million, respectively, of accelerated expense related to certain retirement-eligible employees who are eligible to continue vesting awards upon retirement.

(2)          Interest expense includes non-cash income of $2.4 million of marked-to-market adjustments for certain interest rate swaps for the three months ended December 31, 2009.

(3)          Certain interest rate swap agreements were subject to a marked-to-market adjustments until their expiration in November 2009.

(4)          The tax provisions for the marked-to-market adjustments were calculated using an estimated effective tax rate of 39.0% for the three months ended December 31, 2009.

Supplemental Schedule D

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES

Store Count and Same Store Sales

(Unaudited)

	As of December 31,
	2010	2009	CHG

Number of retail stores (end of period):
Sally Beauty Supply:
Company-operated stores	3,034	2,911	123
Franchise stores	27	27	—
Total Sally Beauty Supply	3,061	2,938	123
Beauty Systems Group:
Company-operated stores (1)	959	839	120
Franchise stores	158	158	—
Total Beauty System Group	1,117	997	120
Total	4,178	3,935	243

BSG distributor sales consultants (end of period) (2)	1,141	1,091	50

	2010	2009	Basis Pt Chg
First quarter company-operated same store sales growth (3)
Sally Beauty Supply	6.4%	3.7%	270
Beauty Systems Group	7.8%	4.3%	350
Consolidated	6.8%	3.8%	300

(1)          BSG company-operated stores, at December 31, 2010, include 82 stores resulting from the October 1, 2010 acquisition of Aerial Company, Inc.

(2)          Includes 396 and 363 distributor sales consultants as reported by our franchisees at December 31, 2010 and 2009, respectively. Our current period distributor sales consultants include approximately 70 distributor sales consultants related to the October 1, 2010 acquisition of Aerial Company, Inc.

(3)          Same stores are defined as company-operated stores that have been open for at least 14 months as of the last day of a month. Our same store sales calculation includes internet-based sales for the periods presented and store expansions, but does not generally include sales of stores relocated.

Supplemental Schedule E

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES

Selected Financial Data and Debt

(In thousands)

(Unaudited)

	December 31, 2010	September 30, 2010
Financial condition information (at period end):
Working capital	$371,123	$387,123
Cash and cash equivalents	38,381	59,494
Property and equipment, net	176,957	168,119
Total assets	1,670,440	1,589,412
Total debt, including capital leases	1,605,443	1,562,636
Total stockholders’ (deficit) equity	$(406,894)	$(461,272)

	As of
	December 31, 2010	Interest Rates
Debt position excluding capital leases (at period end)
Revolving ABL Facility	$43,200	(i) Prime + 1.25-1.75% or (ii) LIBOR + 2.25-2.75%
Senior Term Loan B (1)	843,856	(i) Prime + 1.25-1.50% or (ii) LIBOR + 2.25-2.50%

Other (2)	6,212	4.05% to 6.75%
Senior Notes	430,000	9.25%
Senior Subordinated Notes	275,000	10.50%
Total debt	$1,598,268

Debt maturities excluding capital leases (3)
FY2011	$45,499
FY2012	10,251
FY2013	10,121
FY2014	827,286
FY2015	430,111
Thereafter	275,000
Total debt	$1,598,268

(1)        The interest rates on $300.0 million of this loan are fixed by interest rate swaps which expire in May 2012.

(2)        Represents pre-acquisition debt of Pro-Duo NV and Sinelco Group BVBA.

(3)        Amounts shown for specific years do not reflect payments that might be required after fiscal year 2011 as a result of the excess cash-flows test of the term loan.